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                                                                   EXHIBIT 10.16
                          BONUS AND ESCROW AGREEMENT


     This Bonus and Escrow Agreement is entered into this 27th day of July, 1998, by and among ImageMatrix Corporation, a Colorado corporation ("ImageMatrix"), Mark Reinig ("Employee") and U.S. Bank National Association ("Escrow Agent").

     WHEREAS, Employee is an employee of ImageMatrix; and

     WHEREAS, ImageMatrix desires to pay a bonus to Employee, subject to forfeiture as provided herein;

     NOW, THEREFORE, in consideration of the premises and of the covenants of the parties as provided herein, the parties agree as follows:

     1. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

          (a) "Acquisition" means the acquisition after the date of this Agreement by a person or entity of not less than fifty one percent (51%) of the issued and outstanding capital stock, or the acquisition of substantially all of the assets of ImageMatrix.

          (b) "Cause" means (A) conviction of, or plea of nolo contendere to, any felony, or to any crime or offense involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct, (B) repeated intoxication by alcohol or drugs during the performance of his duties, (C) breach of any provision of this Agreement, willful and intentional misuse or diversion of ImageMatrix', or any of ImageMatrix' affiliates, funds, embezzlement, or fraudulent or willful and material misrepresentations or concealments, whether orally or in any writing submitted to ImageMatrix, or its affiliates, (D) repeated material failure, after written notice, to perform the duties of Employee's employment, (E) material failure to follow or comply with any lawful directive of any superior having authority to direct the activities of Employee, or (F) the occurrence of an event or series of events which lead ImageMatrix to the reasonable conclusion that Employee has materially breached or damaged ImageMatrix's trust in Employee's character and integrity sufficiently to impair his standing with ImageMatrix; provided, however, that in the case of the foregoing clauses (D), (E) and (F), Employee shall have been informed, in writing, of such material failure referred to in the foregoing clauses (D), (E) and (F), respectively, and provided with a reasonable opportunity to cure such material failure, if such failure is subject to cure.

          (c) "Trigger Date" means the earlier to occur, if at all, of (i) the date an agreement for an Acquisition is signed by ImageMatrix or (ii) the date of filing a voluntary petition in bankruptcy (or an involuntary bankruptcy if such petition is not withdrawn or dismissed within ninety (90) days of filing), provided, however, that, except to the extent provided in Paragraph 6 hereof, a Trigger Date shall not occur later than one (1) year after the date of this Agreement.
          (d) "Bonus" means cash consideration.

     2. If the Trigger Date shall occur prior to one (1) year from the date of this Agreement, and Employee has not been disqualified by the conditions of Paragraph 5 hereof, then ImageMatrix shall pay

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Employee Bonus of One Hundred Thousand Dollars ($100,000.00) which shall be in addition to the compensation Employee is entitled to in his capacity as an employee of ImageMatrix. Such payment shall be made prior to or simultaneously with the later to occur of the Trigger Date or the closing of an Acquisition if an Acquisition is the event which precipitates the Trigger Date.

     3. As an advance toward the payment of Bonus as contemplated by this Agreement, ImageMatrix shall place into escrow in the name of Employee a amount of Twenty Five Thousand Dollars ($25,000.00) (the "Advance") upon execution of this Agreement. As the Advance shall be subject to substantial risk of forfeiture, as hereinafter provided, ImageMatrix shall not reduce the Advance for withholdings for taxes or other reasons. The Advance shall be deposited with Escrow Agent and held under the terms of this Agreement. Employee is responsible for any and all income taxes due upon the receipt of any or all of the Advance.

     4. If ImageMatrix shall fail to make any required payroll payment to Employee while this Agreement is in effect, Employee shall be entitled to receive, and Escrow Agent shall pay to Employee, the compensation otherwise due to Employee from the Advance, and ImageMatrix shall thereafter be required to replenish the Advance with Escrow Agent. If the Advance is not so replenished within five (5) business days of the date of the missed payroll payment, Employee shall be entitled to receive, and Escrow Agent shall pay to Employee the remaining balance of the Advance.

     5. For Employee to be entitled to receive Bonus up to and including the Trigger Date, the following conditions shall apply:

         (a) Employee shall not have been terminated by ImageMatrix for Cause, as defined in Paragraph 1(b);

         (b) Employee shall not have voluntarily terminated his employment at ImageMatrix;


         (c) Employee shall not have disclosed the terms of this Agreement to anyone other than his legal and tax advisors, unless under compulsion of subpoena or court order, in which case Employee shall have given ImageMatrix as much advance notice as possible in order for ImageMatrix to object to the disclosure of the terms of this Agreement.



     6. If ImageMatrix terminates Employee without Cause within one (1) year from the date of this Agreement, Employee shall be entitled to, and Escrow Agent shall pay to Employee, the Advance, and if a Trigger Date shall occur within ninety (90) days after such termination (even if the Trigger Date occurs after one (1) year from the date of this Agreement), then Employee shall be entitled to receive Bonus as provided by Paragraph 2 hereof.

     7. Except as provided in Paragraph 6, if a Trigger Date has not occurred by the close of business on the date which is one (1) year from the date of this Agreement, this Agreement shall terminate, Employee shall forfeit the right to receive the Advance, and Escrow Agent shall return the Advance to ImageMatrix.

     8. THE PROVISIONS OF THIS AGREEMENT SHALL IN NO WAY ALTER EMPLOYEE'S STATUS AS AN EMPLOYEE

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"AT WILL" UNDER COLORADO LAW OR LIMIT IMAGEMATRIX' ABILITY TO TERMINATE
EMPLOYEE'S EMPLOYMENT BY IMAGEMATRIX FOR ANY REASON, AT ANY TIME, WITHOUT
NOTICE.


9. Interest on the Advance shall accrue and shall be payable to ImageMatrix under all circumstances one (1) year from the date of this Agreement, notwithstanding how the balance of the Advance is paid out of escrow and Employee shall provide his taxpayer information to Escrow Agent to permit Escrow Agent to file required tax information. Escrow Agent's fee for services hereunder shall be Five Hundred Dollars ($500.00) in advance per year or any portion thereof payable by ImageMatrix.



10. Escrow agent referred to in Paragraph 3 shall be the trust department of a regulated bank. General escrow terms, written by the bank trust department, reviewed by both parties to the agreement, shall be attached to this agreement and incorporated to this agreement. Any disbursements to employee out of escrow shall be net of required withholdings as directed by ImageMatrix in writing.


IN WITNESS WHEREOF, the undersigned have affixed their signatures to these Escrow Instructions as of the date first above written.

IMAGEMATRIX CORPORATION                       MARK REINIG
400 S. Colorado Blvd.                         7234 West Portland Avenue
Denver, CO 80246                              Littleton, CO 80123

By: /s/ Dennis C. Hefter                      By: /s/ Marl H. Reinig
    --------------------                          ------------------
Title:  President
      ------------------

AGREED AND ACCEPTED, this 28 day of July, 1998.

ESCROW AGENT:

U.S Bank National Association
950 17th Street, Suite 650
Denver, CO  80202

By: /s/ Colleen A. Corwin
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Title: Trust Officer
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